EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-133783 on Form S-3 and in Registration Statement No. 333-131930, No. 333-105160 and No. 333-102876, each on Form S-8, of our reports dated January 5, 2012, relating to the consolidated financial statements of Imperial Sugar Company and subsidiaries (“the Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s operating losses, pension plan contributions and capital expenditures that have consumed a significant amount of the Company’s liquidity and raise substantial doubt about its ability to continue as a going concern and relating to the explosion and fire on February 7, 2008 at the Company’s sugar refinery in Port Wentworth, Georgia) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Imperial Sugar Company for the year ended September 30, 2011.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
January 5, 2012